PROSPECTUS                                                        Rule 424(b)(3)
----------                                           (Registration No. 33-89030)


                                 198,413 Shares

                          THE CHALONE WINE GROUP, LTD.

                                  Common Stock
                                    _________


     This Prospectus relates to the public offering of 198,413 shares of Common Stock, no par value (the "Shares"), of The CHALONE Wine Group, Ltd. ("CHALONE" or the "Company") which may be offered from time to time by a shareholder of the Company (the "Selling Shareholder") who received such shares pursuant to a non-public offering of the Company's Common Stock under the terms of the Common Stock Purchase Agreement dated as of March 29, 1993 between the Company and certain investors (the "1993 Stock Purchase Agreement") and the Common Stock Purchase Agreement dated as of April 22, 1994 between the Company and certain investors (the "1994 Stock Purchase Agreement" and collectively with the 1993 Stock Purchase Agreement, the "Stock Purchase Agreements"). The Shares were issued to the Selling Stockholder pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof and by Rule 506 of Regulation D promulgated thereunder. The Company will not receive any of the proceeds from the sale of the Shares and it will bear the costs relating to the registration of the Shares, estimated to be approximately $15,000. The Shares have been registered by the Company pursuant to the registration rights provisions of the Stock Purchase Agreements. Further, pursuant to the registration rights provisions of the Stock Purchase Agreements, the Company has agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities under the Securities Act.

     The Shares may be offered by the Selling Shareholder from time to time in Nasdaq National Market transactions, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the specific number of Shares to be sold, the terms of the offering including the name or names of any such agent or dealer, the purchase price paid by any such agent or dealer for the Shares and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement.
The Selling Shareholder and any broker-dealers or agents that participate with the Selling Shareholder in the distribution of the Shares may be determined to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "CHLN."
                                 ______________

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."
                                 ______________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ______________

                  The date of this Prospectus is March 6, 1996

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                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and New York Regional Office, Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company's Common Stock is quoted on the Nasdaq National Market System, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

     Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.


                     DOCUMENTS  INCORPORATED  BY  REFERENCE

     The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; (v) the Company's Current Report on Form 8-K dated May 10, 1995; (vi) amendment to the Company's Current Report on Form 8-K/A-1 dated August 1, 1995;
(vii) amendment to the Company's Current Report on Form 8-K/A-2 dated August 2, 1995; (viii) amendment to the Company's Current Report on Form 8-K/A-3 dated September 20, 1995; and (ix) the description of the Common Stock, no par value, of the Company contained in its Registration Statement on Form 8-A filed April 18, 1985.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing of such documents.

     Any statement contained herein, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone to William L. Hamilton, The CHALONE Wine Group, Ltd., at the principal executive offices of the Company, 621 Airpark Road, Napa, California 94558-6272; telephone:
(707) 254-4200.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute any offer to sell or a solicitation of an offer to buy any securities other than the Common Stock to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct at any time after the date hereof.


                                   THE COMPANY

     CHALONE was incorporated under the laws of the State of California on June 27, 1969. It became a publicly-held company in May, 1984. The Company is, to its knowledge, one of only two publicly-held U.S. corporations whose sole activity is in the production, marketing, and selling of premium-priced wines.

     The Company produces, markets and sells premium white and red varietal table wines, primarily Chardonnay, Pinot Noir, Cabernet Sauvignon and Sauvignon Blanc. The Company operates five established wineries; four are located in different counties of California, one is located in Walla Walla, Washington.
The Company's wines are made principally from grapes grown at its Chalone Vineyard and Carmenet Vineyard facilities, at vineyards owned by the Company's partner in the Edna Valley Vineyard joint venture and, for the Company's Acacia Winery, from grapes grown principally at neighboring independent vineyards, plus a small vineyard one-half owned and managed by the Company. The Company's wines are sold primarily in the premium-priced segment of the table wine market under the labels "Chalone Vineyard," "Edna Valley Vineyard," "Carmenet" and "Acacia." The Company also owns a 50% interest in Canoe Ridge Vineyard, located in eastern Washington State, which is planted with Merlot, Cabernet Sauvignon, and Chardonnay grapes, together with a 51% interest in Canoe Ridge Winery (a Washington State corporation), dba Canoe Ridge Vineyard, which produces wines from the grapes grown at Canoe Ridge Vineyard.

     The Company also receives an allocation of the wines of Domaines Barons de Rothschild (Lafite) ("DBR"), including the wines of Chateau Lafite-Rothschild and Chateau Duhart-Milon, to sell primarily to the Company's shareholders. In 1995, the Company exchanged all of its ownership interest in DBR for a 23.5% partnership interest in Chateau Duhart-Milon.


                                  RISK FACTORS

     THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

     Outstanding Debt.  The Company has agreements with Wells Fargo Bank, N.A.
     ----------------
for (i) a $10 million line of credit for the Company, renewable in June 1997, of which $4.32 million was drawn as of February 26, 1996, (ii) a $4.8 million line of credit for the Company's Edna Valley Vineyard joint venture, renewable in June 1996, of which $3.88 million was drawn as of February 26, 1996 and (iii) four loans due in 1996 in the aggregate amount of $5,441,234. The Company also has $8,500,000 worth of convertible subordinated debentures outstanding. There can be no assurance that the Company will be able to renew the lines of credit for Edna Valley in 1996 or for CHALONE in 1997, or that the Company will be able to repay (or refinance) the loans due in 1996 or the interest or principal due on the debentures. Additionally, while such debt remains outstanding there can be no assurance the Company will be able to obtain additional financing if needed.

     Agricultural Risks.  The Company is subject to a variety of agricultural
     ------------------
risks, any of which could adversely affect its operations. Unusual weather conditions such as drought, unseasonable rains and frosts, hail and other factors can adversely affect the quality or quantity of the grapes grown or purchased by the

Company. Insects, mites, microflora and various grapevine diseases may subject vineyards to severe damage. Pesticides and the selection of resistant rootstocks reduce losses from these causes, but do not eliminate the risk of such loss. From time to time, the Company has experienced problems with insects, animals and birds.

     The Company's vineyards are planted primarily on rootstocks other than AXR-1, and thus have been spared the serious outbreak of phylloxera which in the past several years has infested California vineyards, especially those in the Napa/Sonoma region. A portion of the vines at the Company's Carmenet Vineyard are on AXR-1 rootstock, and some phylloxera infestation has appeared. This infestation has to date spread very slowly, and the Company believes that it can be contained to less than half of the planted acreage, with the affected plantings being gradually replaced over time without material impact on Carmenet's annual production. No assurance can be given, however, that the infestation will continue to be so controlled or that Carmenet's production will not be materially affected thereby.

     Absence of Dividends.  The Company has never paid cash dividends on its
     --------------------
capital stock and does not anticipate paying any cash dividends in the foreseeable future.


                               SELLING SHAREHOLDER

     The 198,413 shares of Common Stock of the Company offered by this Prospectus are owned by the T. Rowe Price Small-Cap Value Fund, Inc.

     The shares owned by the T. Rowe Price Small-Cap Value Fund, Inc. were obtained by it pursuant to the Stock Purchase Agreements and have been registered under the Securities Act pursuant to the registration rights provisions of those agreements.

                                                                              Amount
                                Positions,         Number of                  of Common
                            offices or other      Shares Owned               Stock to be
                           material relation-        as of        Shares     owned upon
Name of                   ships with the Company     March 5,      Offered    completion
Shareholder               during the last 3 years      1996         Hereby   of Offering(1)
-----------               ----------------------- -------------   ----------  -----------

T. Rowe Price Small-
Cap Value Fund, Inc.               None              198,413        198,413        -0-


                              PLAN OF DISTRIBUTION

     The Shares may be offered by the Selling Shareholder from time to time in Nasdaq National Market transactions, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the specific number of Shares to be sold, the terms of the offering including the name or names of any such agent or dealer, the purchase price paid by any such agent or dealer for the Shares and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement.
The Selling Shareholder and any broker-dealers or agents that participate with the Selling Shareholder in the distribution of the Shares may be determined to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any

--------------------
[FN]
    (1) Assumes all Common Stock included in this Prospectus is offered and sold by the Selling Shareholder.

commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby are being passed upon for the Company by Pillsbury Madison & Sutro LLP, Menlo Park, California.


                                     EXPERTS

     The consolidated financial statements of The CHALONE Wine Group, Ltd. appearing in The CHALONE Wine Group, Ltd. Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Deloitte & Touche, LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.